Exhibit 10(ff)-3
AMENDMENT NO. 2

TO

PPL SUPPLEMENTAL EXECUTIVE RETIREMENT PLAN

WHEREAS, PPL Services Corporation ("PPL") adopted the PPL Supplemental Executive Retirement Plan (the "Plan"), effective July 1, 2000, for certain of its employees; and
WHEREAS, the Plan was amended and restated effective July 1, 2003, and subsequently amended by Amendment No. 1; and
WHEREAS, PPL desires to further amend the Plan;
NOW, THEREFORE, the Plan is hereby amended as follows:

I.    Effective January 1, 2005 the following sections of Articles 5 and 6 are amended to read:

5.       Time of Payment.
A Participant who is eligible for benefits under Article 3 shall start receiving Benefit payments on the date set forth below.
(a)      A Retiree shall receive benefits accrued after December 31, 2004 on the first day of the calendar month that follows the sixth calendar month after his Termination of Employment. The first payment shall include a back payment of six monthly annuity payments, if an annuity form of payment was elected, plus interest from the Termination of Employment, calculated using the current interest rate paid by the Blended Interest Rate Fund of the PPL Deferred Savings Plan. For benefits accrued as of December 31, 2004, a Retiree shall receive benefits as soon as administratively practicable following his Termination of Employment.
(b)     A Terminated Vested Participant shall receive benefits as follows:
(1)    If he has elected, and the CLC has approved, a single sum form of benefit under Article 6, such single sum calculated as of December 31, 2004 shall be paid as soon as administratively practicable following his Termination of Employment, but the single sum representing the benefit accrued after December 31, 2004 shall be paid the first day of the calendar month that follows the sixth calendar month after his Termination of Employment, plus interest calculated from the Termination of Employment using the current interest rate paid by the Blended Interest Rate Fund of the PPL Deferred Savings Plan.
(2)    If he has elected an annuity form of benefit under Article 6, such annuity form shall start to be paid as soon as administratively practicable following his attainment of age 55, for the benefit accrued to December 31, 2004 but, for the benefit accrued after December 31, 2004, not sooner than six calendar months after his Termination of Employment, plus interest calculated from the Termination of Employment to the date payments commence, calculated using the current interest rate paid by the Blended Interest Rate Fund of the PPL Deferred Savings Plan.

6.       Method of Payment.
(c)     For benefits accrued as of December 31, 2004, a Participant may elect a form of benefit hereunder by filing written notice with the CLC at anytime at least 12 months prior to the first day of the calendar month for which a Benefit is first payable to Participant. For benefits accrued as of December 31, 2004, the CLC may waive this requirement in its sole discretion. If a Participant described in Section (a) of this Article fails to elect a form of benefit within the prescribed time period, for benefits accrued as of December 31, 2004, the benefit shall be paid in the form in which such Participant’s Retirement Plan benefits are paid. For benefits accrued after December 31, 2004, a Participant must elect a form of benefit by filing written notice with the CLC within 30 days after he first becomes eligible under this Plan. If a Participant described in Section (a) or (b) of this Article fails to elect a form of benefit within this time period, for benefits accrued after December 31, 2004, the benefit shall be paid in the form of a single-life annuity if the Participant does not have a spouse on the date of benefit commencement and in the form of a 50% joint and survivor annuity with Participant's spouse as the beneficiary if the Participant has a spouse on the date of benefit commencement.

In accordance with transitional rules issued by the IRS under Internal Revenue Code Section 409A, all Participants shall be permitted to make a change in previous payment elections prior to December 31, 2006. Participants shall be solicited with new benefit election forms which shall take effect as of the date of such elections, and as of that date shall supersede all prior elections. Elections shall be separate for benefits accrued to December 31, 2004 ("grandfathered SERP benefits") and benefits accrued after December 31, 2004 ("non-grandfathered SERP benefits"). Only grandfathered SERP benefits may be paid in whatever form of benefit is later elected under the Retirement Plan. Non-grandfathered SERP benefits must be subject to the form of benefit elected pursuant to the terms of the plan, without regard to any later Retirement Plan election. The failure to make a new benefit election by December 31, 2006 shall cause any prior election to remain in place and to control the payment of the grandfathered SERP benefit. The non-grandfathered SERP benefit shall be governed by the above provisions for failure to elect a form of benefit for benefits accrued after December 31, 2004, if no new benefit election is made by December 31, 2006. Any election of form of benefit shall not be effective until 12 months after the election is made, and any change in the election of form of benefit shall require a five-year delay in the payment or commencement of payments under such changed election of form of benefit.

II.       Except as provided for in this Amendment No. 2, all other provisions of the Plan shall remain in full force and effect.

          IN WITNESS WHEREOF, this Amendment No. 2 is executed this ____ day of _________________________, 2006.

PPL SERVICES CORPORATION

By:______________________________
Ronald Schwarz
Vice President-Human Resources